                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                       Daisytek International Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                       DAISYTEK INTERNATIONAL CORPORATION
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Daisytek International Corporation (the "Company"), which will be held at the Adam's Mark Hotel, 400 N. Olive Street, Dallas, Texas, on Wednesday, September 13, 2000 at 10:00 a.m.(local time).

     At the Annual Meeting, stockholders will be asked to elect directors and to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors. Information about these matters is contained in the attached Proxy Statement.

     The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on September 13, 2000.

                                            Sincerely,

                                            /s/ JAMES R. POWELL
                                            James R. Powell
                                            President, Chief Executive Officer

July 28, 2000

                       DAISYTEK INTERNATIONAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 13, 2000

     The Annual Meeting of Stockholders of Daisytek International Corporation (the "Company") will be held on Wednesday, September 13, 2000 at 10:00 a.m. at the Adam's Mark Hotel, 400 N. Olive Street, Dallas, Texas, for the following purposes:

        1. To elect three Class III directors;

        2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 17, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.

                                            By Order of the Board of Directors

                                            /s/ R.W. DOHERTY, JR.
                                            R.W. Doherty, Jr.
                                            Secretary

Plano, Texas
July 28, 2000

                       DAISYTEK INTERNATIONAL CORPORATION
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-4700

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of Daisytek International Corporation, a Delaware corporation ("Daisytek" or the "Company"), in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Adam's Mark Hotel, 400 N. Olive Street, Dallas, Texas, on Wednesday, September 13, 2000, at 10:00 a.m., and at any and all adjournments thereof.

     This solicitation is being made on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Company's 2000 Annual Report on Form 10-K were first mailed to stockholders on or about July 28, 2000.

     The shares represented by a proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted:

         (i) in favor of the election of the three nominees to the Board of Directors listed in this Proxy Statement; and

        (ii) to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

     Any proxy given by a stockholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice of revocation, in each case, to the Company's Secretary, at the Company's principal executive offices at the address set forth above. Stockholders who attend the Annual Meeting in person may withdraw their proxies at any time before their shares are voted by voting their shares in person.

     Stockholders of record at the close of business on July 17, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the issued and outstanding voting securities of the Company consisted of 17,643,711 shares of common stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of a majority of the holders of the number of shares present either in person or represented by proxy. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. Abstentions and "broker non-votes" (nominees holding shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the vote, because the vote required is a majority of the votes actually cast (assuming the presence of a quorum).

EXPLANATORY NOTE

     All references in this Proxy Statement to the Company's fiscal year mean the 12 month period ending on March 31 of such year.

     During the Company's 2000 fiscal year, the Company completed an initial public offering of approximately 19.9% of the outstanding common stock of the Company's e-commerce logistics subsidiary,

PFSweb, Inc. ("PFSweb") as the first step in the spin-off and separation of PFSweb from the Company. In order to effect this spin-off, on June 8, 2000, the Company declared a dividend on Daisytek common stock consisting of a total of 14,305,000 shares of PFSweb common stock owned by the Company (the "Distribution" or "spin-off"), representing about 80.1% of the outstanding PFSweb common stock. The dividend was paid at the close of business on July 6, 2000, in the amount of 0.81 of a share of PFSweb common stock for each share of outstanding Daisytek common stock.

ITEM I. ELECTION OF DIRECTORS

     The Board of Directors consists of nine members which are divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

     The term of Class III directors expires at the Annual Meeting. Each director elected as a Class III director at the Annual Meeting will have a term of three years. The nominees for the Class III directors are Peter P. J. Vikanis, James F. Reilly and Dale A. Booth who have been nominated and recommended by the Board of Directors. If elected, Messrs. Vikanis, Reilly and Booth are expected to serve until the Company's 2003 annual meeting of stockholders and until their successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of these nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominees will not serve if elected, but if they should become unavailable to serve as directors, and if the Board designates substitute nominees, the persons named as proxies will vote for the substitute nominees designated by the Board. Directors will be elected by a majority of the votes cast at the Annual Meeting.

     The following information, which has been provided by the individuals named, sets forth the nominees for election to the Board of Directors and the continuing Class I and II directors, such person's name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.

                        DIRECTORS STANDING FOR ELECTION

                                   CLASS III
                    TERM EXPIRES AT THE 2003 ANNUAL MEETING

     Peter P. J. Vikanis, age 49, has served as a non-employee Director of the Company since 1996. Mr. Vikanis served as Chief Operating Officer of ISA International plc ("ISA"), a distributor of computer supplies and related products in Western Europe, from 1991 to 1995, as a director of ISA from 1979 to 1995, and also served in various management capacities at ISA from 1971 to 1991. Mr. Vikanis also serves as a non-employee Director of PFSweb.

     James F. Reilly, age 41, has served as a non-employee Director of the Company since October 1998. Mr. Reilly is a Managing Director of Chase H & Q, a division of Chase Securities Inc., an investment banking firm. Mr. Reilly was previously a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies from 1983 to 1999 and specialized in corporate finance advisory work for a broad range of technology companies, including distribution companies. Mr. Reilly also serves as a non-employee Director of PFSweb.

     Dale A. Booth, age 41, was recently appointed as a non-employee Director of the Company. Mr. Booth is founder and Chairman of Ngine Inc., a professional services firm serving the telecommunications industry. Mr. Booth is also a principal in Strategic Computing Inc., a consulting firm that specializes in senior executive strategic planning and due-diligence research for merger and acquisition transactions in the telecommunications sector. Mr. Booth joined Fujitsu Network Communications, Inc. ("FNC") in 1986 and served in several senior executive positions, including Senior Vice President and Chief Information Officer, and Vice President of Knowledge Management, Work-force Development and Quality Management. Mr. Booth was President and Chief Operations Officer for Fujitsu Network Services, a subsidiary of FNC, until mid 2000. Mr. Booth serves on numerous boards and councils including Texas Quality Foundation, International Engineering Consortium, Telecom Corridor 20, Trinity Ventures and Telecentric.com. and is a member of the American Productivity and Quality Center and the Society of Manufacturing Engineers.

                         DIRECTORS CONTINUING IN OFFICE

                                    CLASS II
                    TERM EXPIRES AT THE 2002 ANNUAL MEETING

     Mark C. Layton, age 40, has served as Chairman of the Board since September 1999. Mr. Layton served as President, Chief Executive Officer and Chief Operating Officer of the Company from April 1997 to February 2000 and as a Director since 1988. Mr. Layton served as President, Chief Operating Officer and Chief Financial Officer of the Company from 1993 to April 1997, as Executive Vice President from 1990 to 1993 and as Vice President -- Operations from 1988 to 1990. Prior to joining the Company, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology. Mr. Layton serves as Chairman of the Board, President and Chief Executive Officer of PFSweb, a position he has held since June 1999.

     Timothy M. Murray, age 48, has served as a non-employee Director of the Company since 1991. Mr. Murray is a Principal of William Blair & Company, L.L.C., an investment banking firm he joined in 1979. Mr. Murray is a director of several privately held corporations. Mr. Murray also serves as a non-employee Director of PFSweb.

     John D. (Jack) Kearney, age 46, was recently appointed as a Director and presently serves as Executive Vice President -- Corporate Development of the Company, a position he has held since February 2000. From March 1999 to February 2000, Mr. Kearney served as Vice President -- Corporate Development of the Company. From January 1998 to March 1999, Mr. Kearney served as Vice President of Corporate Development of F.Y.I., Incorporated, a single-source provider of document and information outsourcing solutions. Mr. Kearney has significant experience in investment banking, having served as Managing Director of Corporate Finance at Rauscher Pierce Refsnes, Inc. from July 1995 to December 1997, and Senior Vice President of Corporate Finance at Raymond James & Associates from September 1991 to July 1995.

                         DIRECTORS CONTINUING IN OFFICE

                                    CLASS I
                    TERM EXPIRES AT THE 2001 ANNUAL MEETING

     James R. Powell, age 39, has served as a Director since 1996 and presently serves as President and Chief Executive Officer of the Company, a position he has held since February 2000. Mr. Powell previously served as Senior Vice President -- Sales and Marketing from 1996 to February 2000, as Vice
President -- Sales from 1992 to 1996 and in various other sales capacities from 1988 to 1992. Mr. Powell also serves as a non-employee Director of PFSweb.

     Christopher Yates, age 45, has served as a Director of the Company since February 1995. Mr. Yates is Executive Vice President, Chief Sales And Marketing Officer and a Director of PFSweb, positions he has held since June 1999. Prior to joining PFSweb, Mr. Yates served in various sales capacities for the Company, including Senior Vice President -- Business Development since February 1996, Vice President -- Business Development from November 1995 to February 1996, Vice President -- Marketing from January 1994 to November 1995, and Vice
President -- Sales from 1988 to 1994.

     Daniel L. Owen, age 52, was recently appointed a non-employee Director of the Company. Mr. Owen is an interactive television pioneer who transitioned to Internet investing in 1996. In 1997, Mr. Owen co-founded HO2 Partners, a venture capital firm focusing on early-stage Internet companies. Mr. Owen also founded Focus Networks, Inc., in 1989, a provider of satellite-delivered video sales training programs, and sold the company in 1995. Mr. Owen was a founding executive of Spectradyne Inc., developing one of the world's largest pay movie systems, Spectravision, and served as Chief Operating Officer from 1987 to 1989. Mr. Owen is on the Executive Committee of the Board of Directors of North Texas Public Broadcasting, Inc. (Channel 13, Channel 2 and 90.1 FM) and a senior advisor to the "Learning Village" Internet initiative at the University of Dayton, Ohio.

EXECUTIVE OFFICERS

     In addition to the individuals named above, the following are the names, ages and positions of the other executive officers of the Company:

     William F. Bergeron, Jr., age 39, has served as Executive Vice
President -- Information Technologies and Chief Information Officer since March 2000. Mr. Bergeron previously served as Senior Vice President and Chief Technology Officer for Aegis Communications Group, Inc., an outsource provider of call center operations, from 1992 to 1999.

     John Cullen, age 39, has served as Executive Vice President -- U.S. Sales and Marketing since 1998. Prior to joining the Company, Mr. Cullen served as Vice President of the Sony Recording Media and Energy Group (RMEG) from 1987 to 1998.

     Ralph W. Doherty, Jr., age 60, has served as Executive Vice
President -- Worldwide Development since March 2000 and was recently appointed as Secretary. Mr. Doherty previously served as President of Pebblebrook Consulting, Inc., a management consulting firm founded by Mr. Doherty in 1993. Mr. Doherty has also served with IBM where he held a wide variety of professional, managerial and senior staff positions.

     Suzanne Garrett, age 35, has served as Executive Vice President
 -- Merchandising since February 2000. Ms. Garrett has served as Vice President of Product Management and Marketing, Director of Product Management, Marketing Manager, and New-Products Manager. Prior to joining the Company in 1991, Ms. Garrett served as an account executive for United Media.

     Ralph Mitchell, age 40, has served as Executive Vice President -- Finance and Chief Financial Officer since March, 2000. Prior to joining the Company, Mr. Mitchell served as Controller of McKesson HBOC's drug distribution financial operations for three years and as Chief Financial Officer of a private, international group of trading and distribution companies. Mr. Mitchell also worked as an investment banker in London and as an accountant with KPMG in New York City and Sydney, Australia.

     Peter D. Wharf, age 41, has served as Executive Vice
President -- International Operations since February 2000. Mr. Wharf previously served as Vice President -- International Operations since 1997 and as
Director -- International Operations from 1992 to 1997. Prior to joining the Company in 1992, Mr. Wharf served in various sales capacities for ISA.

MEETINGS OF THE BOARD

     The Board of Directors met eight times during the Company's 2000 fiscal year. No Director attended fewer than 75% of the aggregate number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board of Directors currently has standing Audit, Compensation and Stock Option Committees.

     During fiscal year 2000, the general function of the Audit Committee was to make recommendations to the Board of Directors as to the engagement or discharge of the independent auditors, review the plan and results of the auditing engagement with the independent auditors, review the adequacy of the Company's system of internal accounting controls, monitor compliance with the Company's business conduct policy and direct and supervise investigations into matters within the scope of its duties. The Audit Committee met once in respect of fiscal year 2000. During fiscal year 2000, the members of the Audit Committee were Messrs. Vikanis and Murray who are non-employee directors.

     The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company's executive officers and other key employees. During fiscal year 2000, the members of the Compensation Committee were Messrs. Murray and Reilly, who are non-employee directors. The Compensation Committee also serves as the Stock Option Committee to administer the Company's employee stock option and purchase plans. The Compensation Committee and Stock Option Committee met once in fiscal year 2000.

COMPENSATION OF DIRECTORS

     Each non-employee Director receives an annual director's fee of $20,000 for each year in which he or she serves as a director. Non-employee directors do not receive additional Board or Committee meeting fees. The Company has also adopted a Non-Employee Director Stock Option and Retainer Plan (the "Non-Employee Director Plan") pursuant to which each non-employee director (i) may elect to receive payment of the director's fees in shares of Common Stock in lieu of cash, and (ii) is entitled to receive certain grants of options in accordance with a defined formula, and subject to the conditions precedent, set forth therein.

     The Non-Employee Director Plan is a formula grant plan pursuant to which each non-employee director receives options to purchase shares of Common Stock as of the date of each annual meeting of stockholders. The number of options to be issued under the Non-Employee Director Plan will increase each year based on the percentage increase, if any, in the Company's earnings before taxes ("EBT") for such fiscal year over the Company's previously reported EBT for the immediately preceding fiscal year. No options will be issued, however, with respect to any fiscal year in which the Company's EBT does not equal or exceed the Company's projected EBT for such year, nor will any options be issued to any non-employee director who does not attend at least 75% of all Board (and committee) meetings held during such fiscal year. During fiscal 2000 and related to fiscal year 1999 performance, no stock options were issued under the terms of the Non-Employee Director Plan.

     All options issued under the Non-Employee Director Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of the annual meeting upon which such option is granted. All options are subject to a three year cumulative vesting schedule.

     Directors who are employees of the Company or any of its subsidiaries do not receive additional compensation for service on the Board of Directors of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company and PFSweb to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company for services rendered to the Company and PFSweb during the fiscal years ended March 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     -------------
                                                                       NUMBER OF
                                           ANNUAL COMPENSATION        SECURITIES
                                        --------------------------    UNDERLYING          ALL OTHER
NAME AND PRINCIPLE POSITION             YEAR    SALARY     BONUS     OPTIONS(5)(8)   COMPENSATION(2)(3)
---------------------------             ----   --------   --------   -------------   -------------------
Mark C. Layton........................  2000   $337,857   $     --       90,000(6)         $ 3,360
  Chairman, Chief Executive             1999    337,818    175,160      412,080             18,063
     Officer and Chief Operating        1998    319,599    269,196      122,836              9,731
     Officer(1)
James R. Powell.......................  2000    184,690         --      185,000(7)             240
  President, Chief Executive            1999    184,690     57,803       76,116              4,320
     Officer(1)                         1998    175,037     88,835       42,660              3,015
Christopher Yates.....................  2000    263,361         --       85,000(6)             338
  Senior Vice President --              1999    263,361     57,803      222,026              9,534
     Business Development(4)            1998    248,454     88,835       84,742              6,088
Steven S. Graham......................  2000    200,950         --       75,000(6)             383
  Senior Vice President --              1999    200,950     57,803      186,302              9,489
     Information Technologies           1998    189,491     88,835       60,000             37,829
     and Chief Information Officer(4)
John Cullen...........................  2000    187,705         --       25,000                240
  Senior Vice President --              1999     86,673         --       10,000             49,238
     Sales and Marketing                1998         --         --           --                 --
John D. (Jack) Kearney................  2000    175,000    100,000           --                383
  Senior Vice President --              1999      3,538         --       40,000                 --
     Corporate Development              1998         --         --           --                 --

---------------

(1) In connection with the spin-off of PFSweb, Mr. Layton resigned as President, Chief Executive Officer and Chief Operating Officer of the Company and was replaced by Mr. Powell in February 2000.

(2) All Other Compensation for fiscal 1999 and 1998 represents compensation with respect to one or more of the following: personal use of Company automobiles; life insurance premiums paid by the Company for the benefit of the named executive officer; tax return preparation services paid by the Company; personal travel expenses and relocation costs.

(3) For fiscal year 2000, the aggregate amount of All Other Compensation was less than $50,000 or 10% of the total annual salary for the named executive officers. All Other Compensation for fiscal 2000 represents compensation with respect to life insurance premiums paid by the Company for the benefit of the named executive officer.

(4) Subsequent to the end of fiscal year 2000 and in connection with the spin-off of PFSweb, Messrs. Yates and Graham resigned as officers of the Company and currently serve as officers of PFSweb.

(5) Except as otherwise noted, information in this column represents options issued by the Company to purchase shares of the Company's common stock.

(6) Options issued in fiscal year 2000 were issued by PFSweb to purchase shares of PFSweb common stock.

(7) Represents options to purchase 35,000 shares of PFSweb common stock issued by PFSweb for services rendered as a director of PFSweb and options to purchase 150,000 shares of Company common stock issued by the Company for services rendered as an officer of the Company.

(8) Information in this column reflects options granted during the stated fiscal years and does not reflect the adjustment and conversion of such options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

     The following table sets forth information with respect to grants of stock options by the Company to purchase shares of the Company's common stock during the year ended March 31, 2000 to the named executive officers reflected in the Summary Compensation Table. Information in this table does not reflect the adjustment and conversion of such options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

                   DAISYTEK OPTION GRANTS IN FISCAL YEAR 2000

                                              INDIVIDUAL GRANTS
                               -----------------------------------------------
                                              % OF
                                              TOTAL
                                             OPTIONS                             POTENTIAL REALIZABLE VALUE
                               NUMBER OF     GRANTED                               AT ASSUMED ANNUAL RATES
                               SECURITIES      TO                                OF STOCK PRICE APPRECIATION
                               UNDERLYING   EMPLOYEES   EXERCISE                     FOR OPTION TERMS(2)
                                OPTIONS     IN FISCAL   PRICE PER   EXPIRATION   ---------------------------
NAME                           GRANTS(1)      YEAR        SHARE      DATE(1)         5%             10%
----                           ----------   ---------   ---------   ----------   -----------   -------------
Mark C. Layton...............        --         --           --            --           --              --
James R. Powell..............   150,000       31.7%       $9.13      09-08-09     $860,800      $2,181,435
Christopher Yates............        --         --           --            --           --              --
Steven S. Graham.............        --         --           --            --           --              --
John Cullen..................    25,000        5.3%        9.13      09-08-09      143,467         363,572
John D. (Jack) Kearney.......        --         --           --            --           --              --

---------------

(1) Subject to three year cumulative vesting schedule.

(2) The dollar amounts disclosed in these columns, which reflect appreciation of the Company's Common Stock price at the 5% and 10% rates of stock appreciation prescribed by the rules of the Securities and Exchange Commission, are not intended to be a forecast of the Company's Common Stock price and are not necessarily indicative of the actual values which may be realized by the named executive officers or the stockholders.

     The following table sets forth information with respect to grants of stock options by PFSweb to purchase shares of PFSweb's common stock during the year ended March 31, 2000 to the named executive officers reflected in the Summary Compensation Table:

                    PFSWEB OPTION GRANTS IN FISCAL YEAR 2000

                                              INDIVIDUAL GRANTS
                               -----------------------------------------------
                                              % OF
                                              TOTAL
                                             OPTIONS                             POTENTIAL REALIZABLE VALUE
                               NUMBER OF     GRANTED                               AT ASSUMED ANNUAL RATES
                               SECURITIES      TO                                OF STOCK PRICE APPRECIATION
                               UNDERLYING   EMPLOYEES   EXERCISE                     FOR OPTION TERMS(2)
                                OPTIONS     IN FISCAL   PRICE PER   EXPIRATION   ---------------------------
NAME                           GRANTS(1)      YEAR        SHARE      DATE(1)         5%             10%
----                           ----------   ---------   ---------   ----------   -----------   -------------
Mark C. Layton...............    90,000        6.3%      $10.45      07-01-09     $591,475      $1,498,915
James R. Powell(3)...........    35,000        2.5%       10.45      07-01-09      230,018         582,911
Christopher Yates............    85,000        6.0%       10.45      07-01-09      558,616       1,415,642
Steven S. Graham.............    75,000        5.3%       10.45      07-01-09      492,896       1,249,096
John Cullen..................        --         --           --            --           --              --
John D. (Jack) Kearney.......        --         --           --            --           --              --

---------------

(1) Subject to three year cumulative vesting schedule, except as otherwise noted.

(2) The dollar amounts disclosed in these columns, which reflect appreciation of PFSweb's common stock price at the 5% and 10% rates of stock appreciation prescribed by the rules of the Securities and Exchange Commission, are not intended to be a forecast of PFSweb's common stock price and are not necessarily indicative of the actual values which may be realized by the named executive officers or the stockholders.

(3) Subject to one year vesting schedule.

     The following table sets forth information concerning the aggregate Company stock option exercises during the fiscal year ended March 31, 2000 and Company stock option values as of the end of fiscal year 2000 for unexercised Company stock options held by each of the named executive officers. Information in this table regarding the number of options held and option values as of the end of fiscal year 2000 does not reflect the adjustment and conversion of such options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

            AGGREGATED DAISYTEK OPTION EXERCISES IN FISCAL YEAR 2000
                  AND DAISYTEK OPTION VALUES ON MARCH 31, 2000

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          NUMBER OF                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(2)
                          ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                     ON EXERCISE   RECEIVED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Mark C. Layton.........        --       $     --       178,282        404,268       $695,761      $1,057,680
James R. Powell........    17,000        114,764        52,969        329,864        158,027       1,443,900
Christopher Yates......        --             --       131,322        215,722        524,944         528,840
Steven S. Graham.......        --             --        65,445        180,857        198,780         440,700
John Cullen............        --             --         1,500         33,500             --         167,200
John D. (Jack)
  Kearney..............        --             --         6,000         34,000          1,878          10,642

---------------

(1) Calculated by determining the difference between the last sale price of the Common Stock on the date of exercise as reported by The Nasdaq National Market and the exercise price.

(2) In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $15.813, the closing market price reported by The Nasdaq National Market on March 31, 2000.

     The following table sets forth information concerning the aggregate PFSweb stock option exercises during the fiscal year ended March 31, 2000 and PFSweb stock option values as of the end of fiscal year 2000 for unexercised PFSweb stock options held by each of the named executive officers:

             AGGREGATED PFSWEB OPTION EXERCISES IN FISCAL YEAR 2000
                    AND FISCAL YEAR END PFSWEB OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          NUMBER OF                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                          ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                     ON EXERCISE    RECEIVED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Mark C. Layton.........        --       $     --            --         90,000       $     --       $499,500
James R. Powell........        --             --            --         35,000             --        194,250
Christopher Yates......        --             --            --         85,000             --        471,750
Steven S. Graham.......        --             --            --         75,000             --        416,250
John Cullen............        --             --            --             --             --             --
John D. (Jack)
  Kearney..............        --             --            --             --             --             --

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16, the closing market price reported by The Nasdaq National Market on March 31, 2000.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

     The Company and each of Messrs. Layton, Powell, Cullen and Kearney have entered into Change in Control and Severance Agreements. Under these agreements, and in consideration of certain commitments of the officer to continue employment, upon the occurrence of a change in control, all unvested options held by the officer immediately vest and become exercisable. In addition, during the two year period following a change in control, if the employment of the officer is terminated (other than for cause, death, disability or retirement), or if there is a material adverse change in the officer's responsibilities, compensation or benefits to which the officer does not consent, then in each case, the officer is entitled to receive from the company all salary and bonus amounts accrued through the date of termination plus a severance payment equal to twice the officer's salary and bonus. If applicable, the officer is also entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such severance payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000, the members of the Compensation Committee of the Company's Board of Directors were Timothy M. Murray and James F. Reilly who are non-employee directors. Messrs. Murray and Reilly also serve as the members of the Compensation Committee of PFSweb. See "Certain Relationships and Related Transactions" below for a summary of the relationship between the Company and PFSweb.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2000

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for approval or recommendation to the Board of Directors of the compensation arrangements for the Company's senior executive officers. During fiscal year 2000, the members of the Committee were Timothy M. Murray and James
F. Reilly who are non-employee directors.

     The Committee believes that the total compensation of the Company's senior executive officers should be primarily based on the subjective determination of the Committee as to the Company's overall financial performance and the individual contribution to such performance. The Committee further believes that a portion of total compensation should consist of variable, performance-based components such as stock option awards and bonuses, which it can increase or decrease to reflect its assessment of changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhance profitability and stockholder value.

     In formulating compensation levels and policies for the 2000 fiscal year, the Committee did not retain an independent compensation consultant, nor did the Committee rely upon any formal study or review of comparable companies in the Company's industry.

     The Committee annually establishes the salaries to be paid to the Chief Executive Officer and other senior executive officers during each fiscal year. Base salaries for senior executive officers are set to reflect the duties and level of responsibility in each position. In setting salaries, the Committee takes into account several factors including individual job performance, the level of responsibility and, to the extent information is available, competitive pay practices in the Company's industry. The Committee does not assign specific relative weights to the various factors it considers, however, but rather exercises its discretion and makes a judgment after considering all factors it deems relevant.

     For fiscal year 2000 the base salary of Mr. Mark Layton, who served as Chief Executive Officer for most of the fiscal year, was $337,857, which approximated his base salary of $337,818 for the prior fiscal year. The Committee believes that this amount appropriately reflected Mr. Layton's services to the Company and its subsidiaries including PFSweb, although such determination was not based upon any specific qualitative or quantitative formula.

     In considering bonus compensation awards, and in order to more closely link executive compensation to the Company's performance, the Committee continued a bonus program pursuant to which bonus compensation is subject to the Company's earnings before taxes ("EBT") for each fiscal year (as set forth in the Company's audited Consolidated Financial Statements) being equal to or greater than the EBT projected in the Company's approved budget for such fiscal year. Under this program, selected officers are entitled to receive a cash bonus equal to (i) up to 1% of EBT, to the extent EBT is 100% to 105% of the projected EBT and (ii) up to 5% of that portion of EBT which exceeds 105% of the projected EBT. No bonuses were awarded under this program for the 2000 fiscal year. The Committee also awards or approves discretionary bonuses from time to time to recognize efforts of individual officers. During fiscal year 2000, Mr. Kearney was awarded a bonus of $100,000 in recognition of his efforts during the fiscal year.

     The Committee also administers the Company's stock option plans and recommends other option grants which are used to further link executive compensation to the Company's performance. All options are subject to a multi-year cumulative vesting schedule and have an exercise price not less than the fair market value on the date of grant. During fiscal year 2000, Mr. Layton did not receive any Company stock options and Mr. Powell received options to purchase 150,000 shares of the Company common stock.

     As part of its overall consideration of executive compensation, the Committee considers the anticipated tax treatment of various payments and benefits, including the applicability of Section 162(m) of the Internal Revenue Code which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee believes that no named officer in the Summary Compensation Table had taxable compensation for fiscal year 2000 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

     The Committee believes that the policies and programs described above have supported the Company's business objectives and have contributed to the Company's performance.

                                            COMPENSATION COMMITTEE

                                            Timothy M. Murray
                                            James F. Reilly

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of July 17, 2000, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and executive officers of the Company individually and (iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, as such, also includes shares acquirable within 60 days. Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares owned of record by them. Information in this table regarding options to purchase shares of the Company's common stock reflects the adjustment and conversion of such options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

                                                               NUMBER
NAME AND ADDRESS OF BENEFICIAL OWNER                          OF SHARES   PERCENT(1)
------------------------------------                          ---------   -----------
Robert Fleming Inc.(2)......................................  1,320,980       6.8%
  320 Park Avenue, 11th & 12th Floors
  New York, New York 10022
Elliot Associates, L.P.(3)..................................  1,157,200       6.6%
  712 Fifth Avenue
  New York, New York 10019
David A. Heap(4)............................................  1,178,557       6.1%
  66/70 Vicar Lane
  Bradford, West Yorkshire BD15AG, England
Eminence Capital, LLC(5)....................................  1,003,600       5.8%
  200 Park Avenue, Suite 3300
  New York, New York 10166
Mark C. Layton(6)...........................................    505,130       2.6%
Christopher Yates(7)........................................    218,759       1.1%
Peter D. Wharf(8)...........................................    182,392         *
James R. Powell(9)..........................................    146,289         *
Suzanne Garrett(10).........................................    120,440         *
Timothy M. Murray...........................................     81,514         *
Peter P.J. Vikanis(11)......................................     14,029         *
John D. Kearney(12).........................................     10,603         *
John Cullen(13).............................................      9,836         *
James F. Reilly.............................................      7,901         *
William F. Bergeron, Jr. ...................................         --         *
Ralph Mitchell..............................................      2,000         *
Ralph W. Doherty, Jr. ......................................      1,000         *
Dale A. Booth...............................................         --         *
Daniel L. Owen..............................................         --         *
                                                              ---------       ---
All directors and executive officers as a group (15
  persons)(14)..............................................  1,299,893       6.7%
                                                              =========       ===

---------------

  *  Represents less than 1%

 (1) This table is based on 17,643,711 shares of Common Stock outstanding on July 17, 2000.

 (2) Based upon information provided on May 19, 2000 by Fleming Asset Management and a Schedule 13-G/A dated February 9, 2000 filed by Robert Fleming Inc. reporting beneficial ownership and shared voting and dispositive power as of February 7, 2000.

 (3) Based upon a Schedule 13D dated June 9, 2000, as amended on June 12, 2000 and June 16, 2000, filed by Elliot Associates, L.P., a Delaware limited partnership and its wholly owned subsidiaries ("Elliot"),

     Westgate International, L.P., a Cayman Islands limited partnership ("Westgate"), and Elliot International Capital Advisors, Inc., a Delaware corporation ("International Advisors"), (a) Elliott beneficially owns 578,600 shares of Common Stock, and Westgate and International Advisors beneficially own an aggregate of 578,600 shares of Common Stock and (b) Elliott has the power to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock beneficially owned by it, and Westgate has the shared power with International Advisors to vote or direct the vote of, and to dispose or direct the disposition of, the shares of Common Stock owned by Westgate. International Advisors has disclaimed equitable ownership of and pecuniary interest in any Common Stock.

 (4) Includes outstanding options to purchase 57,928 shares of Common Stock, which are fully vested and exercisable. Does not include 900 shares held by Mr. Heap's spouse as custodian for minor children as to which beneficial ownership is disclaimed.

 (5) Based upon a Schedule 13-D dated April 17, 2000, these shares are owned as of April 4, 2000, by various domestic and off-shore investors for which Eminence Capital LLC ("Eminence"), and Mr. Ricky C. Sandler as sole member of Eminence, serves as investment advisor with power to direct investments and/or sole power to vote the securities. As the holder of sole voting and investment authority over the shares owned by its advisory clients, Eminence may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of the securities. Eminence, and Mr. Sandler, disclaim any economic or beneficial ownership of the shares.

 (6) Includes outstanding options to purchase 288,956 shares of Common Stock, which are fully vested and exercisable.

 (7) Includes outstanding options to purchase 217,759 shares of Common Stock, which are fully vested and exercisable.

 (8) Includes outstanding options to purchase 182,192 shares of Common Stock, which are fully vested and exercisable.

 (9) Includes outstanding options to purchase 146,289 shares of Common Stock, which are fully vested and exercisable.

(10) Includes outstanding options to purchase 120,440 shares of Common Stock, which are fully vested and exercisable.

(11) Includes outstanding options to purchase 3,979 shares of Common Stock, which are fully vested and exercisable.

(12) Includes outstanding options to purchase 9,588 shares of Common Stock, which are fully vested and exercisable. Does not include 200 shares held by Mr. Kearney's spouse as custodian for minor children as to which beneficial ownership is disclaimed.

(13) Includes outstanding options to purchase 9,327 shares of Common Stock, which are fully vested and exercisable.

(14) Includes outstanding options to purchase 978,530 shares of Common Stock which are fully vested and exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  PFSweb's Ongoing Relationship with The Company

     The Company completed the spin-off of PFSweb in July 2000. Messrs. Layton, Powell, Yates, Murray, Vikanis and Reilly, directors of the Company, also presently serve as directors of PFSweb, and Messrs. Layton and Yates also serve as executive officers of PFSweb.

     PFSweb and the Company presently have, and expect to continue to have, significant ongoing relationships. PFSweb and the Company are parties to various agreements providing for the separation of their respective business operations. These agreements govern various interim and ongoing relationships between the companies, including the transaction management services that PFSweb provides for the Company and the transitional services that the Company provides to PFSweb.

     All of the agreements between Daisytek and PFSweb were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the spin-off. Although the Company generally believes that the terms of these agreements are consistent with fair market values, there can be no assurance that the prices charged to or by each company under these agreements are not higher or lower than the prices that may be charged to, or by, unaffiliated third parties for similar services.

  Master Separation Agreement

     The Master Separation Agreement sets forth the agreements between PFSweb and the Company with respect to the principal corporate transactions required to effect the transfers of assets and assumptions of liabilities necessary to separate the PFSweb business unit from Daisytek and certain other agreements governing this relationship thereafter.

     Transfer of Assets and Liabilities. Following completion of the PFSweb initial public offering, the Company transferred to PFSweb all of the fixed assets in the Company's Memphis distribution facility as well as certain assets associated with providing information technology services and the stock of several subsidiaries of the Company representing the business operations of PFSweb, and PFSweb transferred to the Company approximately $5.0 million in cash and assumed approximately $0.3 million of capital lease obligations, as well as the operating lease obligations related to these assets. PFSweb also repaid to the Company, from the net proceeds of the initial public offering, the aggregate sum of approximately $27 million, representing the outstanding balance of PFSweb's intercompany payable to the Company.

     Indemnification. PFSweb agreed to indemnify the Company against any losses, claims, damages or liabilities arising from the liabilities transferred to PFSweb and the conduct of the PFSweb business after the completion of the initial public offering. Daisytek agreed to retain, and indemnify PFSweb against, any losses, claims, damages or liabilities arising from the conduct of the PFSweb business prior to the completion of the initial public offering.

  Initial Public Offering and Distribution Agreement

     General. PFSweb and the Company entered into an Initial Public Offering and Distribution Agreement which governs their respective rights and duties with respect to PFSweb's initial public offering and the spin-off, and sets forth certain covenants to which they will be bound for various periods following the initial public offering and the spin-off.

     Preservation of the Tax-free Status of the Spin-off. The Company has received a private letter ruling from the Internal Revenue Service to the effect that the spin-off will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code (the "Code") to the Company and its shareholders. In connection with obtaining such ruling, certain representations and warranties were made regarding Daisytek, PFSweb and their respective businesses. PFSweb has also agreed to certain covenants, discussed below, that are intended to preserve the tax-free status of the spin-off.

     Certain Acquisition Transactions. Until two years after the completion of the spin-off, PFS has agreed not to enter into or permit any transaction or series of transactions that would result in a person or persons acquiring or having the right to acquire shares of its capital stock that would comprise 50% or more of either the value of all outstanding shares of its capital stock or the total combined voting power of its outstanding voting stock.

     Continuation of Active Trade or Business. Until two years after the completion of the spin-off, PFSweb has agreed to continue to conduct its active trade or business (within the meaning of Section 355 of the Code) as it was conducted immediately prior to the completion of the spin-off. During such time, PFSweb has agreed not to:

     - liquidate, dispose of or otherwise discontinue the conduct of any substantial portion of its active trade or business; or

     - dispose of any business or assets that would cause it to be operated in a manner inconsistent in any material respect with the business purposes for the spin-off as described in the representations made in connection with Daisytek's request for the IRS Ruling.

     Continuity of Business. Until two years after the completion of the spin-off, PFSweb has agreed that it will not voluntarily dissolve or liquidate; and, except in the ordinary course of business, neither it nor any of its direct or indirect subsidiaries will sell, transfer, or otherwise dispose of or agree to dispose of assets (including any shares of capital stock of its subsidiaries) that, in the aggregate, constitute more than 60% of its assets.

     Intracompany Debt. Until two years after the completion of the spin-off, PFSweb will not be able to have any indebtedness to the Company, other than payables arising in the ordinary course of business.

     These covenants will not prohibit PFSweb from implementing or complying with any transaction permitted by the IRS ruling or a tax opinion.

     Other Covenants Regarding Tax Treatment of the Transactions. The Company intends the transfer of assets and liabilities from the Company to PFSweb as provided by the master separation agreement (the "Contribution") to qualify as a reorganization under Section 368(a)(1)(D) of the Code (a "D Reorganization"). Until two years after the completion of the spin-off, PFSweb has agreed not to take, or permit any of its subsidiaries to take, any actions or enter into any transaction or series of transactions that would be reasonably likely to jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in connection with the Company's request for the IRS Ruling. PFSweb has also agreed to take any reasonable actions necessary for the Contribution and the spin-off to qualify as a D Reorganization.

     Cooperation on Tax Matters. PFSweb and the Company have agreed to various procedures with respect to the tax-related covenants described above, and PFSweb is required to notify the Company if it desires to take any action prohibited by these covenants. Upon such notification, if the Company determines that such action might jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, the Company will either use all commercially reasonable efforts to obtain a private letter ruling from the IRS or a tax opinion that would permit PFSweb to take the desired action or provide all reasonable cooperation to PFSweb in connection with PFSweb obtaining such an IRS ruling or tax opinion. In either case, the Company has agreed to bear the reasonable costs and expenses of obtaining the IRS ruling or tax opinion, unless it is determined that PFSweb's proposed action will jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, in which event PFSweb will be responsible for such costs and expenses.

     Indemnification for Tax Liabilities. PFSweb has generally agreed to indemnify the Company and its affiliates against any and all tax-related losses incurred by the Company in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent it is caused by any breach by it of any of its representations, warranties or covenants. If PFSweb causes the spin-off to not qualify as a tax-free distribution, the Company would incur federal income tax (which currently would be imposed at a 35% rate), and possibly state income taxes on the gain inherent in the shares distributed, which would be based upon the market value of the shares of PFSweb at the time of the spin-off. This indemnification does not apply to actions that the Company permits PFSweb to take as a result of a determination under the tax-related covenants as described above. Similarly, the Company has agreed to indemnify PFSweb and its affiliates against any and all tax-related losses incurred by it in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by the Company of any of its representations, warranties or covenants.

     Other Indemnification. PFSweb has generally agreed to indemnify the Company and its affiliates against all liabilities arising out of any material untrue statements and omissions in PFSweb's prospectus and the registration statement of which it is a part and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with the spin-off or otherwise. However, PFSweb's indemnification of the Company does not apply to information relating to Daisytek. Daisytek has agreed to indemnify PFSweb for this information.

     Expenses. In general, PFSweb agreed to pay substantially all costs and expenses relating to its initial public offering, including the underwriting discounts and commissions, and the Company has agreed to pay substantially all costs and expenses relating to the spin-off.

  Tax Matters

     Daisytek and PFSweb have entered into a tax indemnification and allocation agreement to govern the allocation of tax liabilities and to set forth agreements with respect to certain other tax matters.

     Generally, under the Code, PFSweb ceased to be a member of the Company's consolidated group upon the completion of the spin-off.

     The Company generally will pay all taxes attributable to PFSweb and its subsidiaries for tax periods or portions thereof ending on or before the effective date of PFSweb's initial public offering, except to the extent of any accruals on the books and records of PFSweb or its subsidiaries for such taxes under generally accepted accounting principles. Thereafter, for tax periods or portions thereof during which PFSweb is a member of the consolidated, combined or unitary group, PFSweb will be apportioned its share of the group's income tax liability based on its taxable income determined separately from the Company's taxable income, and PFSweb will pay its calculated taxes to Daisytek, which will then file a consolidated, combined or unitary return with the appropriate tax authorities. There may be certain U.S. state or local jurisdictions in which PFSweb will file separate income tax returns, not combined or consolidated with the Company, for such tax periods. In that circumstance, PFSweb would file a tax return with the appropriate tax authorities, and pay all taxes directly to the tax authority. PFSweb will be compensated for tax benefits generated by it before tax deconsolidation and used by the Company's consolidated group. PFSweb will prepare and file all tax returns, and pay all income taxes due with respect to all tax returns required to be filed by it for all tax periods after it ceased to be a member of the Company's consolidated, combined or unitary group.

     The Company is responsible for most U.S. tax adjustments related to PFSweb for all periods or portions thereof ending on or before the effective date of PFSweb's initial public offering. In addition, PFSweb and the Company have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that PFSweb ceased to be a member of the Company's consolidated group. PFSweb and the Company have agreed to indemnify each other for tax liabilities resulting from the failure to cooperate in such audits, litigation or appeals, and for any tax liability resulting from the failure to maintain adequate records.

     Notwithstanding the tax allocation agreement, for all periods in which the Company owned 80% or more of PFSweb's capital stock, PFSweb will be included in the Company's consolidated group for federal income tax purposes. If the Company or other members of the consolidated group fail to make any federal income tax payments, PFSweb will be liable for the shortfall since each member of a consolidated group is liable for the group's entire tax obligation.

     Under the tax indemnification and allocation agreement, the Company has agreed to indemnify PFSweb against any taxes resulting from the failure of the spin-off to qualify for tax-free treatment, except that PFSweb will be liable for, and will indemnify Daisytek against, any taxes resulting from the failure of the spin-off to qualify for tax-free treatment if it is the result of PFSweb engaging in a "Prohibited Action" or the occurrence of a "Disqualifying Event." Neither PFSweb nor the Company have the option to rescind the spin-off if tax liability results.

     A "Prohibited Action" is defined as:

     - if PFSweb takes any action which is inconsistent with the tax treatment of the spin-off as contemplated in the IRS Ruling; or

     - if, prior to the spin-off, PFSweb issued shares of stock or took any other action that would result in it not being controlled by Daisytek within the meaning of Section 368(c) of the Code.

     A "Disqualifying Event" includes any event involving the direct or indirect acquisition of the shares of PFSweb's capital stock after the spin-off which has the effect of disqualifying the spin-off from tax-free treatment, whether or not the event is the result of our direct action or within PFSweb's control.

  Transaction Management Services Agreement

     PFSweb and the Company have entered into a transaction management services agreement which sets forth the transaction management services that PFSweb provides for the Company. Under this agreement, PFSweb provides a wide range of transaction management services, including information management, order fulfillment and distribution, product warehousing, inbound call center services, product return administration and other services.

     The agreement has an initial term of five years from the completion of PFSweb's initial public offering, although either party has the right to terminate the agreement at any time, without cause. If the Company terminates the agreement without cause, the Company must provide at least 180 days' prior notice and pay PFSweb a termination fee. If PFSweb terminates the agreement without cause, PFSweb must provide at least 365 days' prior notice and the Company does not have to pay any termination fee. In addition, if there is a change in control of the Company, PFSweb may terminate the agreement upon 90 days' prior notice and the Company does not have to pay the termination fee. During the term of the agreement, the Company pays PFSweb service fees based upon a percent of the Company's shipped revenue. PFSweb and the Company have agreed that these fees are based upon certain assumptions regarding the nature, cost and scope of the services PFSweb will be providing under the agreement. If these assumptions should materially change, PFSweb and the Company have agreed to negotiate in good faith an adjustment to the fees payable to PFSweb under the agreement.

     During the term of the agreement, PFSweb has agreed not to engage, on its own behalf, in the business of selling or distributing, on a wholesale basis, any of the Company products. This will not restrict it, however, from providing transaction management services to third parties who may be engaged in the business of selling or distributing, on a wholesale basis, the same or competing products.

     As part of the restructuring of PFSweb's arrangements with IBM, PFSweb transferred to the Company certain related product inventory, accounts receivable and accounts payable that it held under its prior agreements. In consideration of this transfer, PFSweb received the net book value of these assets and liabilities of approximately $20 million and reduced its payable to the Company by a corresponding amount. PFSweb has also entered into transaction management agreements with the Company to provide transaction management services, on a worldwide basis, in connection with the Company's distribution of various IBM products. Under these agreements, PFSweb receives service fees based upon a variable percent of the Company's gross profit arising from its IBM product sales. These agreements are coterminous with PFSweb's IBM agreements which, generally, have terms of one to two years, although IBM may terminate these agreements at any time.

     PFSweb's product revenue from sales to the Company under PFSweb's prior agreements with IBM was $10.7 million in fiscal 2000 and service fee revenues charged by PFSweb to the Company were $12.1 million for fiscal 2000.

  Transition Services Agreement

     Upon completion of PFSweb's initial public offering, Daisytek and PFSweb entered into a transition services agreement. Under this agreement, Daisytek provides PFSweb with various services relating to employee payroll and benefits, use of facilities, and other administrative services. Daisytek provided PFSweb with these services until the completion of the spin-off (the "Transition Period"), except that, with respect to any particular service, PFSweb may, upon notice to Daisytek, extend the Transition Period for up to one year from the completion of PFSweb's initial public offering.

     The agreement requires PFSweb to use all commercially reasonable efforts to obtain these transition services from a source other than Daisytek prior to the conclusion of the Transition Period. If, however,

PFSweb cannot obtain any transition service from a source other than Daisytek and the transition service is necessary for PFSweb to continue to operate its business, then, PFSweb may require Daisytek to continue to provide the transition service for an additional period not to exceed six months.

     Generally, PFSweb will pay the Company for these transition services an amount equal to the cost historically allocated by the Company to PFSweb's business, adjusted to reflect any changes in the nature, cost or level of the services so provided. If PFSweb requires the Company to provide it with any transition service after the expiration of the Transition Period, PFSweb will pay the Company the fair market value of these services.

     In addition, as part of the transfer of assets and separation of PFSweb from Daisytek, Daisytek has agreed to guaranty and/or join or remain as an obligor with respect to various PFSweb leases.

  Substitute Stock Options

     In connection with the completion of the spin-off, all outstanding Company stock options have been adjusted and replaced with substitute stock options to purchase shares of Daisytek common stock and/or PFSweb common stock (the "Converted Options").

     In, general, the adjustments to the outstanding Company options has been established pursuant to a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e. the difference between the exercise price of the option and the market price of the common stock underlying the option) of the substitute options will not exceed the aggregate intrinsic value of the outstanding Daisytek stock options which are replaced by such substitute option immediately prior to the spin-off, and (2) the ratio of the exercise price of the options to the market value of the underlying stock immediately before and after the spin-off is preserved.

     Substantially all of the other terms and conditions of each adjusted substitute stock option, including the time or times when, and the manner in which, each option will be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that will apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, will be the same as those of the replaced Company stock options, except that option holders who are employed by one company will be permitted to exercise, and will be subject to all of the terms and provisions of options to acquire shares in the other company as if such holder was an employee of such other company.

OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 2000, the Company had loans outstanding in varying amounts to Messrs. Layton and Powell in order to provide such persons with the funds necessary to satisfy various personal obligations and for other purposes. The largest amount owing by such persons during fiscal year 2000 was $517,881 and $212,156, respectively. As of March 31, 2000, Messrs. Layton and Powell were indebted to the Company in the amounts of $517,884 and $212,156, respectively. The indebtedness owing by Messrs. Layton and Powell accrues interest at the Company's effective borrowing rate (8.0% at March 31, 2000.) Messrs. Layton's and Powell's indebtedness is due and payable in one installment on April 1, 2001 and March 31, 2001, respectively.

     During fiscal year 2000, Chase H & Q and its predecessors, an investment banking firm of which Mr. Reilly is a Managing Director, performed financial advisory and investment banking services for the Company and was the lead managing underwriter for the PFSweb initial public offering. The Company presently expects that such firm may continue to provide such services in the current fiscal year.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with that of the cumulative total return of The Nasdaq Stock Market (U.S.) and The Nasdaq Non-Financial Stocks Index for the five year period ended March 31, 2000. The following information is based on an annual investment of $100, on March 31, 1995, in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and The Nasdaq Non-Financial Stocks Index.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                       3/31/95   3/31/96   3/31/97   3/31/98   3/31/99   3/31/00
--------------------------------------------------------------------------------
 Daisytek              100.00    152.60    144.51    225.43    153.76    146.24
 Nasdaq U.S. (a)       100.00    135.79    150.58    218.33    309.19    574.68
 Nasdaq
  Non-Financial (a)    100.00    134.92    145.51    225.43    305.06    596.63

(a) Prepared by the Center for Research in Security Prices.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001. Arthur Andersen LLP has audited the Company's financial statements since 1988. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of Arthur Andersen LLP as the Company's independent auditors, such appointment will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     The Board of Directors of the Company recommends a vote FOR ratification of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001.

                              GENERAL INFORMATION

VOTING PROCEDURES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview or telephone. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's proxy statement for the 2001 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than March 31, 2001. The Company requests that all such proposals be addressed to the Company's Secretary at the Company's principal executive offices, 500 North Central Expressway, Plano, Texas 75074, and mailed by certified mail, return-receipt requested.

COMPLIANCE WITH CERTAIN REPORTING OBLIGATIONS

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the Company. To the Company's knowledge, all reports required to be so filed were filed in accordance with the provisions of said Section 16(a).

FINANCIAL AND OTHER INFORMATION

     The Company's Annual Report on Form 10-K for the year ended March 31, 2000 is being sent to stockholders of record as of the Record Date together with this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                            ,/s/ R.W. DOHERTY, JR.
                                            R.W. Doherty, Jr.
                                            Secretary

Plano, Texas
July 28, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       DAISYTEK INTERNATIONAL CORPORATION


     The undersigned hereby appoints James R. Powell, Mark C. Layton, and Ralph
W. Doherty, Jr. as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the side, all the shares of stock of Daisytek International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held September 13, 2000 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                                                                    Please mark
                                                                                                   your votes as
                                                                                                   indicated in  [X]
                                                                                                   this example


THE BOARD OF DIRECTORS RECOMMENDS              WITHHELD      ITEM 2-APPOINTMENT OF
A VOTE FOR ITEMS 1 AND 2.            FOR       FOR ALL       INDEPENDENT ACCOUNTANTS.    FOR     AGAINST     ABSTAIN

1. ELECTION OF DIRECTORS             [ ]         [ ]                                     [ ]       [ ]         [ ]
   Nominees:

   Peter P.J. Vikanis
   James F. Reilly
   Dale A. Booth

WITHHELD FOR: (Write that nominee's
name in the space provided below).

-----------------------------------


------------------------------------------------------------------------------




------------------------------------------------------------------------------


Signature                               Signature                               Date
         -----------------------------           -----------------------------      --------------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY,
      EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.